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                                                                 EXHIBIT 4.2(a)

                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1, dated as of December 16, 1998 (the "Amendment"), to the Rights Agreement (the "Rights Agreement"), dated as of October 13, 1998 between BNC Mortgage, Inc. (the "Company") and U.S. Stock Transfer Corporation (the "Rights Agent").

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend certain provisions of the Rights Agreement in accordance with the terms of Section 27;

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

         1. The Rights Agreement is hereby amended by deleting the text of
Section 1(a) and replacing it with the following:

         "Acquiring Person" shall mean any Person (as defined herein) who or which, together with all Affiliates and Associates (as defined herein) of such Person, shall be the Beneficial Owner (as defined herein) of 20% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer (as defined herein)) or was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of 20% or more of the then outstanding Common Shares. Notwithstanding the foregoing, (A) the term "Acquiring Person" shall not include (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employee benefit plan of the Corporation or any Subsidiary of the Corporation, (iv) any Person organized, appointed or established by the Corporation for or pursuant to the terms of any such plan, or (v) any Person, who or which together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the then outstanding Common Shares as a result of the acquisition of Common Shares directly from the Corporation, and (B) no Person shall be deemed to be an "Acquiring Person" either (X) as a result of the acquisition of Common Shares by the Corporation which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person, together with all Affiliates and Associates of such Person; except that if (i) a Person would become an Acquiring Person (but for the operation of this subclause (X) as a result of the acquisition of Common Shares by the Corporation, and (ii) after such share acquisition by the Corporation, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (Y) if the Board of Directors of the Corporation determines in good faith that a Person who would otherwise be


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         an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a), has become such, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1(a).

         2. The Rights Agreement is hereby further amended by deleting the text of Section 23(a)(ii) and replacing it with the following:

         In addition, the Board of Directors of the Corporation may, at its option, at any time following the occurrence of a Section 11(a)(ii) Event and the expiration of any period during which the holder of Rights may exercise the rights under Section 11(a)(ii) but before any
         Section 13 Event, redeem all but not less than all of the then outstanding Rights at the Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets or earning power aggregating 50% or more of the earning power of the Corporation and its subsidiaries (taken as a whole) in which all holders of Common Shares are treated alike and not involving (other than as a holder of Common Shares being treated like all other such holders) an Interested Stockholder or (y)(aa) if and for so long as the Acquiring Person is not thereafter the Beneficial Owner of 20% of the Common Shares, and
         (bb) at the time of redemption no other Persons are Acquiring Persons.

         3. The Rights Agreement is hereby further amended by deleting the second sentence of Section 24(a) and replacing it with the following:

         Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such a plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding.

         4. The Rights Agreement is hereby further amendment by deleting the second sentence of the second paragraph of Exhibit C to the Rights Agreement and replacing it with the following:

         The Rights will separate from the Common Stock upon the earliest to occur of (i) ten (10) days after an Acquiring Person (as defined in the Rights Agreement) or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the Corporation's outstanding Common Stock (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) ten (10) Business Days (as defined in the Rights Agreement) (or such later date as the Board may determine) following the commencement of, or announcement of


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         an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date").

         This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first written above.


                                     BNC MORTGAGE, INC.

                                     By: /s/ KELLY W. MONAHAN
                                         -------------------------------------
                                         Kelly W. Monahan
                                         President and Chief Financial Officer


Attest:

/s/ EVAN R. BUCKLEY
-------------------------
Evan R. Buckley
Secretary



                                     U.S. STOCK TRANSFER CORPORATION

                                     By: /s/ ENRIQUE ARTAZA
                                         -------------------------------------
                                         Enrique Artaza
                                         Senior Vice President

Attest:

/s/ SYED A. HUSSAINI
-------------------------
Syed A. Hussaini
Assistant Vice President